FILED PURSUANT TO RULE 424(b)(7)

SEC FILE No. 333-145417

PROSPECTUS SUPPLEMENT No. 1 (To Prospectus dated September 28, 2007)

DATED : December 4, 2007

$140,000,000

7.625% Contingent Convertible Senior Notes due 2027

and up to 14,659,680 Shares of Common Stock

Issuable upon Conversion of the Notes

On May 15, 2007, we issued and sold $115.0 million aggregate principal amount of our 7.625% Contingent Convertible Senior Notes due 2027, or the notes, to RBC Capital Markets Corporation, as initial purchaser, in a private transaction. On June 13, 2007, we issued and sold an additional $25.0 million aggregate principal amount of the notes pursuant to the exercise of an option by the initial purchaser. This prospectus supplement, together with the prospectus to which it relates, will be used by selling securityholders to resell the notes and the shares of common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of the notes or from any issuance of shares of common stock by any of the selling securityholders. When we refer to the “selling securityholders” in this prospectus supplement, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests. Additional selling securityholders may be named by future prospectus supplements.

This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated September 28, 2007, and future prospectus supplements.

The selling securityholder table, appearing under the heading “Selling Securityholder” in the accompanying prospectus, is amended and supplemented by the information in the following table.

Name	Aggregate Principal Amount of Notes That May Be Sold	Percentage of Notes Outstanding	Number of Common Shares That May Be Sold(1)	Percentage of Common Shares Outstanding(2)
Absolute Strategies Fund, Forum Funds Trust(3)	$600,000	+	51,282	+
Alexandra Global Master Fund Ltd.(4)	4,000,000	2.9%	341,880	+
Aristeia International Limited(5)	9,056,000	6.5%	774,017	1.3%
Aristeia Partners LP(6)	1,125,000	+	96,154	+
Aristeia Special Investments Master LP(7)	1,944,000	1.4%	166,154	+
Basso Fund Ltd.(8)	150,000	+	12,821	+
Basso Multi-Strategy Holding Fund Ltd.(9)	850,000	+	72,650	+
CBARB, a segregated account of Geode Capital Master Fund, Ltd.(10)	11,500,000	8.2%	982,906	1.7%
CC Arbitrage, Ltd.(11)*	750,000	+	64,103	+
CNH CA Master Account, L.P.(12)	7,500,000	5.4%	641,026	1.1%
GLG Market Neutral Fund(13)	6,000,000	4.3%	512,821	+
HFR RV Performance Master Trust(14)	410,000	+	35,043	+
JMG Capital Partners, LP(15)	2,500,000	1.8%	213,675	+
JMG Triton Offshore Fund, Ltd.(16)	2,500,000	1.8%	213,675	+
Kayne Anderson Capital Income Fund Ltd.(17)*	1,279,000	+	109,316	+
Kayne Anderson Capital Income Partners (QP), LP(18)*	2,800,000	2.0%	239,316	+
Kayne Anderson Income Partners, LP(19)*	335,000	+	28,632	+
Kayne Anderson Real Assets Fund, LP(20)*	75,000	+	6,410	+
Kayne Anderson REIT Partners, LP(21)*	2,101,000	1.5%	179,573	+
Linden Capital LP(22)	4,000,000	2.9%	341,880	+
Mohican VCA Master Fund, Ltd.(23)	2,400,000	1.7%	205,128	+
Polygon Global Opportunities Master Fund(24)	26,500,000	18.9%	2,264,958	3.8%
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio(25)	12,000,000	8.6%	1,025,641	1.7%
RBC Capital Markets Corporation(26)	25,000,000	17.9%	2,136,753	3.6%
Silvercreek II Limited(27)	2,000,000	1.4%	170,940	+
Silvercreek Limited Partnership(28)	3,000,000	2.1%	256,410	+
Tamalpais Asset Management, L.P.(29)	8,000,000	5.7%	683,761	1.2%
Vicis Capital Master Fund(30)	4,000,000	2.9%	341,880	+

+	Less than 1%.

*	The selling stockholders identified with this symbol have identified that they are, or are affiliates of, registered broker-dealers. These selling stockholders have represented that they acquired their securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling stockholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(1)	Assumes conversion of the notes into shares of common stock at a conversion rate of 85.4701 shares of common stock per each $1,000 principal amount of notes.

(2)	Based on a total of 59,176,082 shares of common stock outstanding as of December 3, 2007.

(3)	Eric Hage is the portfolio manager of Mohican Financial Management, which has voting and investment control over securities owned by Absolute Strategies Fund, Forum Funds Trust.

(4)	Mikhail Filimonov has voting and investment control over these securities.

(5)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer. Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer have the power to direct the voting and the disposition of the securities held by Aristeia International Limited.

(6)	Aristeia Advisors LLC is the general partner for Aristeai Partners L.P. Aristeia Advisors LLC is jointly owned by Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer. Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer have the power to direct the voting and the disposition of the securities held by Aristeia Partners L.P.

(7)	Aristeia Advisors LLC is the general partner for Aristeia Special Investments Master LP. Aristeia Advisors LLC is jointly owned by Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer. Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer have the power to direct the voting and the disposition of the securities held by Aristeia Special Investments Master LP.

(8)	Basso Capital Management, L.P. is the investment manager to Basso Fund Ltd. Howard Fischer is a managing member of Basso GP LLC, the general partner of Basso Capital Management, L.P. Mr. Fischer has ultimate responsibility for trading with respect to Basso Fund Ltd.

(9)	Basso Capital Management, L.P. is the investment manager to Basso Multi-Strategy Holding Fund Ltd. Howard Fischer is a managing member of Basso GP LLC, the general partner of Basso Capital Management, L.P. Mr. Fischer has ultimate responsibility for trading with respect to Basso Multi-Strategy Holding Fund Ltd.

(10)	The securities are held in CBARB, a segregated account of the Geode Capital Master Fund, Ltd., which is an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda. Phil Dumas has voting and investment control over the securities held by CBARB.

(11)	Representatives of this entity have advised us that Castle Creek Arbitrage LLC is the investment manager under a management agreement of the selling security holder and may exercise voting and dispositive power with respect to the common stock issuable upon conversion of the notes held by this selling security holder. Castle Creek Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allen Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by the selling security holder.

(12)	CNH Partners, LLC is the investment advisor of the selling holder and has sole voting and dispositive power over the notes and common stock issuable upon the conversion of the notes. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(13)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the fund, except for their pecuniary interest therein.

(14)	Kayne Anderson Capital Advisors, LP is the investment manager for HFR RV Performance Master Trust. David Shladovsky and Richard Kayne exercise investment and voting control on behalf of Kayne Anderson Capital Advisors, LP.

(15)	JMG Capital Partners, L.P. is a California limited partnership. Its general partner is JMG Capital Management, LLC, a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Capital Partners, L.P.’s investments. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc., a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the executive officer and director of JMG Capital Management, Inc. and has sole investment discretion over JMG Capital Partners, L.P.’s portfolio holdings.

(16)	JMG Trinton Offshore Fund, Ltd. is an international business company organized under the laws of the British Virgin Islands. The fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company that has voting and dispositive power over the fund’s investments. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc., a California corporation and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific Capital Management, Inc. are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the fund’s portfolio holdings.

(17)	Richard Kayne has sole voting and dispositive power over the securitiess held by Kayne Anderson Capital Income Fund, Ltd. Kayne Anderson Capital Income Fund, Ltd is an affiliate of KA Associates, a registered broker-dealer.

(18)	Richard Kayne has sole voting and dispositive power over the securities held by Kayne Anderson Capital Income Partners (QP), LP. Kayne Anderson Capital Income Partners (QP), LP is an affiliate of KA Associates, a registered broker-dealer.

(19)	Richard Kayne has sole voting and dispositive power over the securities held by Kayne Anderson Capital Income Partners, LP. Kayne Anderson Capital Income Partners, LP is an affiliate of KA Associates, a registered broker-dealer.

(20)	Richard Kayne has sole voting and dispositive power over the securities held by Kayne Anderson Real Assets Fund, LP. Kayne Anderson Real Assets Fund, LP is an affiliate of KA Associates, a registered broker-dealer.

(21)	Richard Kayne has sole voting and dispositive power over the securities held by Kayne Anderson REIT Partners, LP. Kayne Anderson REIT Partners, LP is an affiliate of KA Associates, a registered broker-dealer.

(22)	Linden GP LLC is the general partner of Linden Capital LP. Siu Min Wong, managing member of Linden GP LLC, has voting and investment control over the securities held by Linden Capital LP.

(23)	Eric C. Hage, the portfolio manager of Mohican VCA Master Fund, Ltd., and Daniel C. Hage have voting control and investment discretion over the securities held by Mohican VCA Master Fund, Ltd.

(24)	Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited, Polygon Investments Ltd., Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power over the securities held by Polygon Global Opportunities Master Fund. Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited, Polygon Investments Ltd., Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(25)	Pursuant to an investment management agreement, RG Capital Management, L.P. serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC is the general partner of RG Capital Management L.P. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management Company, LLC. Each of RG Capital Management, L.P., RGC Management Company, LLC and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(26)	RBC Capital Markets Corporation, a U.S. broker-dealer affiliate of Royal Bank of Canada, is a member of the National Association of Securities Dealers, Inc.

(27)	Louise Morwick and Bryn Joynt collectively have voting and investment control over the securities held by Silvercreek II Limited.

(28)	Louise Morwick and Bryn Joynt collectively have voting and investment control over the securities held by Silvercreek Limited Partnership.

(29)	Paul Giordano has the power to direct the voting or disposition of the securities held by Tamalpais Asset Management, L.P.

(30)	Vicis Capital LLC is the investment manager for the Vicis Capital Master Fund. John Succo, Shad Stastney and Sky Lucas exercise voting power and investment control over the securities but disclaim individual ownership of the securities.